Exhibit 99.1

American States Water Company Announces CPUC Decision Resulting in a Gain on Sale of Assets for the Second Quarter of 2004

SAN DIMAS, Calif.—(BUSINESS WIRE)—July 13, 2004—American States Water Company (NYSE:AWR) announced today that a favorable decision issued by the California Public Utilities Commission (“CPUC”) on July 8, 2004 will result in a $5.2 million pre-tax gain on sale of assets in its second quarter 2004 results. The $5.2 million represents settlement proceeds received in May 2004 from the City of Santa Monica (“City”) net of the remaining book value of the assets. Pursuant to the CPUC’s order, the Company’s Southern California Water Company (“SCW”) subsidiary is directed to track the net settlement proceeds of $5.2 million in an interest-bearing memorandum account to fund capital for infrastructure improvements in future years, maintain records of all memorandum account activity, and obtain the CPUC’s approval to include those capital costs in rate base as the improvements become necessary and useful.

Under the terms of the settlement between SCW and the City, approved by the CPUC in 2003, SCW received a total of $5.7 million as payment from the City for the fair market value of the Company’s groundwater rights, wells and most of its other water production facilities in the Charnock Basin. Further, the City assumes the liability for any claims regarding the Basin and the responsibility for the prosecution against the Potentially Responsible Parties (“PRP’s”). In the decision issued last week, the CPUC also instructed SCW to refund to ratepayers the net proceeds of $3.5 million received from the PRP’s. The company had previously recorded the entire $3.5 million received from the PRP’s, as a regulatory liability in last year’s business and is now recognizing the gain-on-sale as part of 2004 business, as a result of receiving the final CPUC Decision.

In making today’s announcement, Floyd E. Wicks, President and CEO stated, “We are very pleased with the CPUC’s decision that Section 790 of the Public Utility Code controls the disposition of the gain that resulted from SCW’s settlement agreement with the City. Since the Company will reinvest the entire net proceeds into utility infrastructure, it can earn a fair rate of return on this amount, pursuant to Section 790. We welcome this CPUC ruling in supporting and recognizing the Company’s efforts to provide benefits to both the shareholders and customers. We will continue to be diligent and persistent in our efforts to pursue fair regulatory treatment”

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company also distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California, and contracts with various municipalities and private entities in both California and Arizona to provide services to an additional 97,000 customers.

CONTACT:	Floyd E. Wicks Chief Executive Officer Telephone: (909) 394-3600, ext. 610